Exhibit 99.1

CONTACT:

Terry Balluck

+1 972 797 8751

terry.balluck@eds.com

FOR IMMEDIATE RELEASE: FRIDAY, JULY 29, 2005

EDS Announces Preliminary Second Quarter 2005 Results

*	Expects EPS of 5 cents, pro forma EPS of 9 cents, well ahead of previous guidance
*	Raises full-year EPS guidance by 10 cents
*	Expects to reaffirm free cash flow guidance for 2005 and 2006

PLANO, Texas - EDS today said it expects to report second quarter earnings well in excess of previous guidance, and plans to raise its earnings per share guidance for the full year.  EDS will provide full details on its results for the second quarter after it issues its regular earnings release on August 3, 2005, after the close of the market.

Based on the company's analysis to date, EDS expects to report second quarter 2005 net income of $26 million, or 5 cents per share and pro forma net income of $45 million, or 9 cents per share.

Pro forma earnings per share excludes the impact of 6 cents per share for stock option expensing and the issuance of performance-based restricted stock units and the positive impact of 2 cents per share on net gains from prior year divestitures, discontinued operations and the reversal of a portion of previously recognized restructuring expenses.

Both as-reported and pro forma second quarter 2005 earnings include the impact of a $37 million asset impairment charge, or 5 cents per share, associated with the commercial contract disclosed in June. At that time, the company held assets of $166 million in support of this contract and said a significant portion or all of these assets might be impaired.

EDS said it intended to raise pro forma earnings per share guidance for the full-year 2005 by 10 cents to a new range of 50 to 60 cents per share. This excludes the impact of approximately 23 cents per share for stock option expensing, 6 cents per share for the issuance of performance-based restricted stock units, 3 cents per share related to first-half 2005 net gains from prior year divestitures, discontinued operations, and the reversal of a portion of previously recognized restructuring expenses, and potential one-time gains or losses from planned divestitures in the second-half of the year. On an as-reported basis (excluding potential one-time gains or losses from planned divestitures in the second-half of the year), EDS expects full year 2005 earnings per share of 24 to 34 cents per share.

Second quarter revenue is expected to be $5.2 billion, at the high-end of previous guidance. EDS also noted that while its total contract value is expected to be $2.8 billion for the second quarter, signings were nearly $10 billion for the first half of the year. The company intends to reiterate its total contract value guidance of approximately $20 billion for the full year.  EDS' use of total contract value is described in its most recent annual report on Form 10-K.

EDS expects to reiterate its full-year 2005 and 2006 forecasts for free cash flow and provide preliminary estimates around 2006 EPS guidance on its August conference call.

EDS will broadcast its conference call with securities analysts live on the Internet at 4 p.m. Central time (5 p.m. Eastern) Wednesday, August 3, following the release of its second quarter 2005 earnings.

About EDS

EDS (NYSE: EDS) is a leading global technology services company delivering business solutions to its clients. EDS founded the information technology outsourcing industry more than 40 years ago. Today, EDS delivers a broad portfolio of information technology and business process outsourcing services to clients in the manufacturing, financial services, healthcare, communications, energy, transportation, and consumer and retail industries and to governments around the world. With $20.7 billion in 2004 revenue, EDS is ranked 95th on the Fortune 500. Learn more at eds.com.

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The statements in this press release that are not historical statements, including statements regarding expected earnings, revenue and free cash flow and the value of new business signed, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. These include, but are not limited to, competition in the industries in which we conduct business and the impact of competition on pricing, revenues and margins; the impact of general economic and other conditions on the discretionary spend of our existing clients and our ability to obtain new business; the degree to which third parties continue to outsource IT and business processes; the performance of current and future client contracts in accordance with our cost, revenue and cash flow estimates, including our ability to achieve any operational efficiencies in our estimates; for contracts with U.S. federal government clients, including our Navy Marine Corps Intranet contract, the government's ability to cancel the contract or impose additional terms and conditions due to changes in government funding, deployment schedules or otherwise; our ability to access the capital markets, including our ability to obtain capital leases, surety bonds and letters of credit, to arrange new client supported financing transactions or similar facilities and continue to access existing facilities; the impact of rating agency actions on our ability to access capital and our cost of capital as well as the impact of such actions on our agreements that contain debt rating triggers; the impact of third-party benchmarking provisions in certain client contracts; the impact on a historical and prospective basis of accounting rules and pronouncements; the impact of claims, litigation and governmental investigations; the success of our strategic reorganization and cost cutting initiatives and the timing and amount of any resulting benefits; the impact of acquisitions and divestitures; our ability to attract and retain highly skilled personnel; a reduction in the carrying value of EDS' assets; the impact of a bankruptcy or the financial difficulty of a significant client on the financial and other terms of our agreements with that client; the expiration or termination of a significant client contract, including our contract with GM; with respect to the funding of pension plan obligations, the performance of our investments relative to our assumed rate of return; changes in tax laws and interpretations and failure to obtain treaty relief from double taxation; failure to obtain or protect intellectual property rights; and fluctuations in foreign currency, exchange rates and interest rates. We disclaim any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by law.